EXHIBIT 10.4

RESTRICTED STOCK AGREEMENT

(Non-Employee Directors)

Director	Grant Date	Number of Restricted Shares

RECITALS:

The Board of Directors of Kohl's Corporation (the "Board") has granted to the director named above (the "Director") shares of the common stock of the Company (“Common Stock”), subject to the restrictions contained herein, pursuant to the Company’s 2024 Long-Term Compensation Plan, as amended and restated effective May 20, 2026 (the “Plan”). All terms used herein and not otherwise defined shall have the same meaning as set forth in the Plan.

NOW, THEREFORE, for good and valuable consideration, including the mutual promises set forth in this Restricted Stock Agreement (this “Agreement”) and the benefits that the Company expects to derive in connection with the services to be hereafter rendered to it or its subsidiaries by the Director, the Company and the Director hereby agree as follows:

ARTICLE I

Restricted Shares
1.1.
Award of Restricted Shares. The Company hereby awards to the Director the number of shares of Common Stock listed above under the heading “Number of Restricted Shares” (the “Restricted Shares”), subject to the restrictions contained herein and the provisions of the Plan.
1.2.
Vesting of the Restricted Shares.
(a)
Vesting Date. Subject to the terms of this Agreement, the Restricted Shares shall vest in accordance with the following schedule:

Vesting Date	Restricted Shares Vesting
Earlier of the 1st anniversary of the Grant Date or the date of the Annual Meeting for the following year	100% of Restricted Shares Granted
(b)
Termination Prior to Vesting. Except as otherwise provided in the Plan (i.e., upon death, Disability or a termination of service upon or following a Change of Control), if a Director ceases to be a member of the Board for any reason, the vesting of the Restricted Shares shall immediately cease and any unvested Restricted Shares shall be forfeited by Director and revert to the Company. “Cause” for purposes of Paragraph 19(a) of the Plan shall have the same meaning as “Act of Misconduct” as defined under Paragraph 23(b)(i) of the Plan. The period during which the Restricted Shares are unvested is referred to herein as the “Restricted Period.”
1.3.
Shareholder Status. Prior to the vesting of the Restricted Shares, the Director shall have the right to vote the Restricted Shares and except as expressly provided otherwise herein, all other rights as a holder of outstanding shares of Common Stock. In lieu of any regular cash dividends, on the declared payment date of each regular cash dividend otherwise payable on the Restricted Shares (“Payment Date”), the Company shall issue the Director a number of additional shares of Restricted Stock with a Payment Date market value equal to: (i) the per-share dollar amount of the declared dividend multiplied by (ii) the number of the Director’s unvested Restricted Shares as of the declared record date for the dividend. For purposes of calculating the “Payment Date market value” in the preceding sentence, the Company shall use the closing price of a share of the Company’s Common Stock on the New York Stock Exchange on the Payment Date. Such additional Restricted Shares shall be issued in fractional shares, and shall vest on the same terms and conditions as the underlying Restricted Shares to which dividends would have been attributable. Any such additional Restricted Shares shall be subject to the terms of this Agreement. Further, notwithstanding the foregoing, the Director shall not have the right to vote the Restricted Shares with respect to record dates occurring after any of the Restricted Shares revert to the Company pursuant to Section 1.2(b) hereof. Until the Restricted Shares vest pursuant to Section 1.2 hereof, the Company shall retain custody of the stock certificates representing the Restricted Shares or shall designate them as restricted in book entry form. As soon as practicable after the lapse of the restrictions, the Company shall release or cause to be released any restrictions noted on the certificate or book entry notation regarding the shares of Common Stock so released.
1.4.
Prohibition Against Transfer. During the Restricted Period, the Restricted Shares may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) by the Director, or be subject to execution, attachment or similar process. Any transfer in violation of this Section 1.4 shall be void and of no further effect.
ARTICLE II

Miscellaneous
2.1.
Provisions of the Plan Control. This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference. The Plan empowers the Board’s Compensation Committee to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of such Committee with respect to the Plan shall be binding upon the Director. A copy of the Plan will be delivered to the Director upon reasonable request.
2.2.
Taxes. The Company may require payment or withhold any tax it believes it is required to withhold, if any, as a result of the grant or vesting of the Restricted Shares or any payments thereon or in connection therewith.
2.3.
Notices. Any notice to be given to the Company under the terms of this Agreement shall be given in writing to the Company in care of its Chief Legal Officer at Kohl’s, Inc., N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin, 53051. Any notice to be given to the Director may be addressed to him or her at the address as it appears on the records of the Company or any subsidiary thereof. Any such notice shall be deemed to have been duly given if and when actually received by the party to whom it is addressed, as evidenced by a written receipt to that effect.
2.4.
Governing Law. This Agreement and all questions arising hereunder or in connection herewith shall be determined in accordance with the laws of the State of Wisconsin without giving effect to its conflicts of law provisions.